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Form 15 -  terminating the duty to file report re: Rule
12g-4(a)(1)(i)  re: PLCC 9.65% & 10% notes due 94 & 97









823045413

19

772746832

503

2

0

0

0

0













1 [fopts]

0

1

0

0 [lnopts]

2

Body Text

1 [docopts]

5

2 [GramStyle]

 [tag]

Body Text

2

[fnt]

	Helvetica

	240

	0

	16384

[algn]

	8

	1

	0

	0

	0

[spc]

	33

	273

	1

	0

	0

	1

	100

[brk]

	4

[line]

	8

	0

	1

	0

	1

	1

	1

	10

	10

	1

[spec]

	0

	0



	0

	1

	1

	0

	16

	0

	0

[nfmt]

	280

	1

	2

	.

	,

	$

Body Text

0

0 [tag]

Body Single

3

[fnt]

	Times New Roman

	240

	0

	49152

[algn]

	1

	1

	0

	0

	0

[spc]

	33

	273

	1

	0

	0

	1

	100

[brk]

	4

[line]

	8

	0

	1

	0

	1

	1

	1

	10

	10

	1

[spec]

	0

	0



	0

	1

	1

	0

	0

	0

	0

[nfmt]

	280

	1

	2

	.

	,

	$

Body Single

0

0 [tag]

Header

4

[fnt]

	Times New Roman

	240

	0

	49152

[algn]

	1

	1

	0

	0

	0

[spc]

	33

	273

	1

	0

	0

	1

	100

[brk]

	4

[line]

	8

	0

	1

	0

	1

	1

	1

	10

	10

	1

[spec]

	0

	0



	0

	1

	1

	0

	0

	0

	0

[nfmt]

	280

	1

	2

	.

	,

	$

Header

0

0 [tag]

Footer

5

[fnt]

	Times New Roman

	240

	0

	49152

[algn]

	1

	1

	0

	0

	0

[spc]

	33

	273

	1

	0

	0

	1

	100

[brk]

	4

[line]

	8

	0

	1

	0

	1

	1

	1

	10

	10

	1

[spec]

	0

	0



	0

	1

	1

	0

	0

	0

	0

[nfmt]

	280

	1

	2

	.

	,

	$

Footer

0

0 [lay]

Standard

513

[rght]

	15840

	12240

	1

	1440

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	1

	1440

	1440

	2

	1

	0

	1

	1

	2

	1

	1440

	10800

	5

	1

	720

	1

	1440

	1

	2880

	1

	4320

	1

	5760

[hrght]

[lyfrm]

	1

	11200

	0

	0

	12240

	1440

	0

	1

	3

	1 0 0 0 0 0 0

	0

	0

	1

[frmlay]

	1440

	12240

	1

	1440

	72

	1

	360

	1440

	0

	1

	0

	1

	1

	0

	1

	1440

	10800

	2

	2

	4680

	3

	9360

[txt] >

[frght]

[lyfrm]

	1

	13248

	0

	14400

	12240

	15840

	0

	1

	3

	1 0 0 0 0 0 0

	0

	0

	2

[frmlay]

	15840

	12240

	1

	1440

	360

	1

	14472

	1440

	0

	1

	0

	1

	1

	0

	1

	1440

	10800

	2

	2

	4680

	3

	9348

[txt] > [elay] [lay]

1

513

[rght]

	15840

	12240

	1

	1440

	720

	1

	720

	1440

	0

	0

	0

	0

	0

	0

	1

	1440

	10800

	1

	1

	600

[hrght]

[lyfrm]

	1

	11200

	0

	0

	12240

	720

	0

	1

	3

	1 0 0 0 0 0 0

	0

	0

	3

[frmlay]

	720

	12240

	1

	1200

	72

	1

	360

	1440

	0

	1

	0

	1

	1

	0

	1

	1200

	10800

	2

	2

	4680

	3

	9360

[txt] <:R1,1,1,600,><:f200,QCourier,0,0,0>

>

[frght]

[lyfrm]

	1

	13248

	0

	15120

	12240

	15840

	0

	1

	3

	1 0 0 0 0 0 0

	0

	0

	4

[frmlay]

	15840

	12240

	1

	1200

	360

	1

	15120

	1440

	0

	1

	0

	1

	1

	0

	1

	1200

	10800

	2

	2

	4680

	3

	9348

[txt] > [elay] [l1]

1 [pg]

2

4 0 46 576 0 0 0 65535 27 1	65535 0 0	0 0 0 0 0 0 0 65535 0 0
65535 0 0 0 0 0

61 0 31 1025 0 0 0 240 2 1	65535 0 0	0 0 0 0 0 0 0 65535 0 0
65535 0 0 0 0 0 [edoc] @Body
Single@<+@><:#202,9360><-!><-!><-!><-!><:f200,QCourier,><<DOCUMEN
T<;>

@Body Single@<+@><:#202,9360><:f200,QCourier,><<TYPE<;>
 FORM 15

@Body Single@<+@><:#202,9360><:f200,QCourier,><<DESCRIPTION<;>
 PROVIDENT LIFE CAPITAL CORPORATION

@Body
Single@<+@><:f200,QCourier,><<TEXT<;><:f><:f200,QCourier,><:p<*
>>

@Body
Single@<+@><:#202,9360><:f200,QCourier,><:f><:f200,QCourier,><<Pa
ge 1<;>

@Body Single@<+B><:#202,9360><:f200,QCourier,>SECURITIES AND
EXCHANGE COMMISSION

@Body Single@<+B><:#202,9360><:f200,QCourier,><-!>

@Body
Single@<+B><:#202,9360><:f200,QCourier,>W<:f200,QCourier,0,0,0>as
hington, D.C. 20549

@Body Single@<:s><:S+240><:#240,9360><:f200,QCourier,0,0,0>

@Body
Single@<+B><:s><:S+240><:#240,9360><:f200,QCourier,0,0,0>FORM 15

@Body Single@<:#202,9360><:f200,QCourier,>

@Body Single@<+B><:s><:#202,9360><:f200,QCourier,>Certification
and Noti<:f200,QCourier,0,0,0><-!>ce of Termination of
Registration

@Body Single@<+B><:#202,9360><:f200,QCourier,0,0,0> under
Section 12(g) <:f200,QCourier,0,0,0>of the Securities Exchange
Act<:f200,QCourier,0,0,0> of 1934

@Body Single@<+B><:#202,9360><:f200,QCourier,0,0,0> or
Suspension of Duty to File Reports <:f200,QCourier,0,0,0>Under
Section 13 and

@Body Single@<+B><:#202,9360><:f200,QCourier,0,0,0>15(d)
<:f><:f200,QCourier,0,0,0>of the
<:f200,QCourier,0,0,0>Securities Exchange Act of 1934.

@Body Single@<+B><:s><:#202,9360><:f200,QCourier,0,0,0>

@Body Single@<:s><:#202,9360><:f200,QCourier,0,0,0>

@Body
Single@<:s><:R1,2,3,9010,3,9250,><:#202,9360><:f200,QCourier,0,0,
0>Commission file number	 <:f200,QCourier,>33-17017

@Body
Single@<:s><:R1,2,3,9010,3,9250,><:#202,9360><:f200,QCourier,>	--
------

@Body
Single@<+C><:s><:S+240><:R1,1,4,7800,><:#240,9360><:f200,QCourier
,0,0,0>

@Body
Single@<+B><:s><:S+240><:R1,1,4,7800,><:#240,9360><:f200,QCourier
,0,0,0></`></`></`></`></`>PROVIDENT LIFE CAPITAL
CORPORATION</`></`></`></`></`>

@Body
Single@<+B><:s><:S+240><:R1,1,4,7800,><:#240,9360><:f200,QCourier
,0,0,0>-----------------------------------------------------

@Body
Single@<+B><:s><:S+240><:R1,1,4,7800,><:#240,9360><:f200,QCourier
,0,0,0>(Exact name of registrant as specified in its charter)

@Body
Single@<+C><:S+240><:R1,2,2,2280,2,7440,><:#240,9360><:f200,QCour
ier,0,0,0>

@Body
Single@<+B><:S+240><:R1,2,2,2280,2,7440,><:#240,9360><:f200,QCour
ier,0,0,0>1 Fountain Square, Chattanooga, Tennessee 37402
<:f200,QCourier,0,0,0>(423)755-8913

@Body
Single@<+B><:s><:S+240><:R1,2,2,2280,2,7440,><:#240,9360><:f200,Q
Courier,0,0,0>---------------------------------------------------
---------------------

@Body
Single@<+B><:S+240><:R1,2,2,2280,2,7440,><:#480,9360><:f200,QCour
ier,0,0,0>(Address, including zip code, and telephone number,<:f200,QCourier,0,0,0>including
<:f><:f200,QCourier,0,0,0>area code,
of<:f><:f200,QCourier,0,0,0> registrant's principal executive offices)

@Body
Single@<+B><:S+240><:R1,2,2,2280,2,7440,><:#240,9360><:f200,QCour
ier,0,0,0>

@Body
Single@<+B><:s><:S+240><:R1,2,2,2280,2,7440,><:#240,9360><:f200,Q
Courier,0,0,0>9.65% Notes Due December 1,1994 and 10% Notes Due
November 1, 1997

@Body
Single@<+B><:S+240><:R1,2,2,2280,2,7440,><:#240,9360><:f200,QCour
ier,0,0,0>-------------------------------------------------------
------------

@Body
Single@<+B><:S+240><:R1,2,2,2280,2,7440,><:#240,9360><:f200,QCour
ier,0,0,0>(Title of each class of securities covered by this Form)

@Body
Single@<+B><:s><:S+240><:R1,2,2,2280,2,7440,><:#240,9360><:f200,Q
Courier,0,0,0>

@Body
Single@<+B><:S+240><:R1,2,2,2280,2,7440,><:#240,9360><:f200,QCour
ier,>None<-#><-#><-#>

@Body
Single@<+B><:s><:S+240><:R1,2,2,2280,2,7440,><:#240,9360><:f200,Q
Courier,>--------------------------------------------------------
-----------

@Body
Single@<+B><:s><:S+240><:R1,2,2,2280,2,7440,><:#240,9360><:f200,Q
Courier,0,0,0>(Titles of all other classes of securities for which a duty to file

@Body
Single@<+B><:S+240><:R1,2,2,2280,2,7440,><:#240,9360><:f200,QCour
ier,0,0,0> reports<:f><:f200,QCourier,0,0,0> under section 13(a)
 <:f><:f200,QCourier,0,0,0>or 15(d) remains)

@Body
Single@<:s><:S+240><:R1,2,2,2280,2,7440,><:#240,9360><:f200,QCour
ier,0,0,0>

@Body
Single@<:S+240><:R1,2,2,2280,2,7440,><:#480,9360><:f200,QCourier,
0,0,0>Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to
<:f><:f200,QCourier,0,0,0>terminate or suspend the duty to file reports:

@Body
Single@<:s><:S+240><:R1,2,2,2280,2,7440,><:#240,9360><:f200,QCour
ier,0,0,0>

@Body
Single@<:S+240><:R1,4,1,721,1,3237,1,5040,1,7559,><:#240,9360><:f
200,QCourier,0,0,0></`></`></`></`></`>Rule
12g-4(a)(1)(i)</`></`></`><[>X]</`></`></`></`></`></`></`></`></
`></`></`>Rule 12h-3(b)(1)(ii)</`></`></`><[>   ]

@Body
Single@<:S+240><:R1,4,1,721,1,3237,1,5040,1,7559,><:#240,9360><:f
200,QCourier,0,0,0></`></`></`></`></`>Rule
12g-4(a)(1)(ii)</`></`><[>
]</`></`></`></`></`></`></`></`></`>Rule
12h-3(b)(2)(i)</`></`></`></`><[>   ]

@Body
Single@<:S+240><:R1,4,1,721,1,3237,1,5040,1,7559,><:#240,9360><:f
200,QCourier,0,0,0></`></`></`></`></`>Rule
12g-4(a)(2)(i)</`></`></`><[>
]</`></`></`></`></`></`></`></`></`>Rule
12h-3(b)(2)(ii)</`></`></`><[>   ]

@Body
Single@<:S+240><:R1,4,1,721,1,3237,1,5040,1,7559,><:#240,9360><:f
200,QCourier,0,0,0></`></`></`></`></`>Rule
12g-4(a)(2)(ii)</`></`><[>
]</`></`></`></`></`></`></`></`></`>Rule
15d-6</`></`></`></`></`></`></`></`></`></`></`></`></`><[>   ]

@Body
Single@<:S+240><:R1,4,1,721,1,3237,1,5040,1,7559,><:#240,9360><:f
200,QCourier,0,0,0></`></`></`></`></`>Rule
12h-3(b)(1)(i)</`></`></`><[>   ]

@Body
Single@<:s><:S+240><:R1,4,1,721,1,3237,1,5040,1,7559,><:#240,9360
><:f200,QCourier,0,0,0>

@Body
Single@<:S+240><:R1,2,2,2280,2,7440,><:#240,9360><:f200,QCourier,
0,0,0>Approximate number of holders of record as of the certification

@Body
Single@<:s><:S+240><:R1,2,2,2280,2,7440,><:#240,9360><:f200,QCour
ier,0,0,0>or notice date:
           <:f><:f200,QCourier,0,0,0>None

@Body
Single@<:S+240><:R1,2,2,2280,2,7440,><:#240,9360><:f200,QCourier,
0,0,0>
----------------<:f>

@Body
Single@<:s><:S+240><:R1,2,2,2280,2,7440,><:#240,9360><:f200,QCour
ier,0,0,0>

@Body Single@<:S+240><:R><:#720,9360><:f200,QCourier,>Pursuant
to the requirements of the Securities Exchange Act of 1934, Provident Life Capital Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

@Body Single@<:S+240><:#240,9360><:f200,QCourier,>

@Body Single@<:s><:S+240><:#240,9360><:f200,QCourier,>

@Body
Single@<+C><:S+240><:R1,2,1,4680,1,5220,><:#240,9360><:f200,QCour
ier,>DATE:  January 30, 1996 	BY:	/s/Susan N. Roth
  <:f>

@Body
Single@<+C><:s><:S+240><:R1,2,1,4680,1,5220,><:#240,9360><:f200,Q
Courier,>		------------------------------

@Body
Single@<+C><:s><:S+240><:R1,2,1,4680,1,5220,><:#240,9360><:f200,Q
Courier,>		Susan N. Roth

@Body
Single@<+C><:s><:S+240><:R1,2,1,4680,1,5220,><:#240,9360><:f200,Q
Courier,>		Counsel and Corporate Secretary<:f>

@Body
Single@<+C><:s><:S+240><:R1,2,1,4680,1,5220,><:#240,9360><:f,QCou
rier,>

@Body
Single@<+C><:s><:S+240><:R1,2,1,4680,1,5220,><:#240,9360><:f,QCou
rier,>

@Body
Single@<+C><:s><:S+240><:R1,2,1,4680,1,5220,><:#240,9360><:f,QCou
rier,>

@Body
Single@<+C><:S+240><:R1,2,1,4680,1,5220,><:#240,9360><:f120,QCour
ier,><:f><:f,2Times New Roman,><</TEXT<;>

@Body
Single@<+C><:S+240><:R1,2,1,4680,1,5220,><:#240,9360><:f,2Times
New Roman,><<DOCUMENT<;>

>

[Embedded] 00011191